                                                     Filed Pursuant to
                                                     Rule 424(b)(3) and (c)
                                                     File No. 333-38987

             PROSPECTUS SUPPLEMENT NO. 3 DATED JANUARY 23, 1998
                  TO PROSPECTUS DATED DECEMBER 12, 1997

                          WIND RIVER SYSTEMS, INC.
                                $140,000,000
                  5% Convertible Subordinated Notes due 2002
                                     and
           Shares of Common Stock Issuable Upon Conversion Thereof

    This Prospectus Supplement should be read in conjunction with the Prospectus dated December 12, 1997 (the "Prospectus"). The table on pages 29, 30 and 31 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                          SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of December 8, 1997 and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by Deutsche Bank AG, New York Branch, trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.


                                                         PRINCIPAL
                                       PRINCIPAL         AMOUNT OF
                                       AMOUNT OF        CONVERTIBLE     COMMON STOCK        COMMON       COMMON STOCK    PERCENT
                                      CONVERTIBLE      NOTES OFFERED   OWNED PRIOR TO   STOCK OFFERED    OWNED AFTER   OWNED AFTER
              NAME                   NOTES OWNED ($)       HEREBY        OFFERING (1)       HEREBY         OFFERING      OFFERING
AAM/Zazone Institutional Income
Fund, L.P.(3)                         $1,300,000        $1,300,000         26,804          26,804             0            *

Alexander Global
Investment Fund I, Ltd.                 $700,000          $700,000         14,432          14,432             0            *

Arkansas PERS(4)                      $1,400,000        $1,400,000         28,865          28,865             0            *

BancAmerica Robertson Stephens(4)       $749,000          $749,000         15,443          15,443             0            *

Baptist Health of South Florida         $144,000          $144,000          2,969           2,969             0            *

Boston Museum of Fine Art                $61,000           $61,000          1,257           1,257             0            *

CFW-C, L.P.(3)                        $4,500,000        $4,500,000         92,783          92,783             0            *

Chase Securities, Inc.(4)             $6,000,000        $6,000,000        123,711         123,711             0            *

Christian Science Trustees for
Gifts & Endowments                      $155,000          $155,000          3,195           3,195             0            *

Chrysler Corporation Master
Retirement Trust                      $2,000,000        $2,000,000         41,237          41,237             0            *

Combined Insurance
Company of America(3)                       $600              $600             12              12             0            *

David Lipscomb University
General Endowment(4)                     $90,000           $90,000          1,855           1,855             0            *

Declaration of Trust for the
Defined Benefit Plan of ICI
American Holdings Inc.                  $620,000          $620,000         12,783          12,783             0            *

Declaration of Trust for the
Defined Benefit Plan of
Zeneca Holdings Inc.                    $395,000          $395,000          8,144           8,144             0            *

Delaware PERS(4)                      $1,100,000        $1,100,000         22,680          22,680             0            *

Delaware State Employees
Retirement Fund                       $2,055,000        $2,055,000         42,371          42,371             0            *

Delta Air Lines Master Trust(3)       $1,680,000        $1,680,000         34,639          34,639             0            *

Deutsche Morgan Grenfell, Inc.(5)     $4,693,000        $4,693,000         96,762          96,762             0            *

Engineers Joint Pension Fund            $225,000          $225,000          4,639           4,639             0            *

Equitable Life Assurance Separate
Account Balanced(4)                     $210,000          $210,000          4,329           4,329             0            *

Equitable Life Assurance Separate
Account Convertibles(4)               $2,975,000        $2,975,000         61,340          61,340             0            *

First Church of Christ Scientist -
Endowment                               $170,000          $170,000          3,505           3,505             0            *

Franklin U.S. Small Cap Growth Fund     $100,000          $100,000          2,061           2,061             0            *

The Frist Foundation(4)                 $325,000          $325,000          6,701           6,701             0            *

General Motors Employees Domestic
Group Trust                           $7,395,000        $7,395,000        152,474         152,474             0            *

Hawaiian Airlines Employees Pension
Plan - IAM(4)                            $70,000           $70,000          1,443           1,443             0            *

Hawaiian Airlines Pension Plan
for Salaried Employees(4)                $20,000           $20,000            412             412             0            *

Hillside Capital Incorporated
Corporate Account                       $195,000          $195,000          4,020           4,020             0            *

Hudson River Trust Balanced
Account(4)                            $1,390,000        $1,390,000         28,659          28,659             0            *



                                      S-1.

                                                            PRINCIPAL
                                          PRINCIPAL         AMOUNT OF
                                          AMOUNT OF        CONVERTIBLE    COMMON STOCK       COMMON     COMMON STOCK    PERCENT
                                         CONVERTIBLE      NOTES OFFERED  OWNED PRIOR TO  STOCK OFFERED   OWNED AFTER  OWNED AFTER
              NAME                      NOTES OWNED ($)       HEREBY       OFFERING (1)      HEREBY        OFFERING     OFFERING
Hudson River Trust Growth &
Income Account(4)                         $1,380,000        $1,380,000        28,453         28,453           0            *

Hudson River Trust Growth Investors(4)    $1,000,000        $1,000,000        20,618         20,618           0            *

Hughes Aircraft Company Master
Retirement Trust                          $1,010,000        $1,010,000        20,824         20,824           0            *

ICI American Holdings Pension Trust(5)      $375,000          $375,000         7,731          7,731           0            *

The J.W. McConnell Family Foundation        $415,000          $415,000         8,556          8,556           0            *

Kapiolani Medical Center for Women
and Children(4)                             $150,000          $150,000         3,092          3,092           0            *

Mainstay Convertible Fund                 $2,000,000        $2,000,000        41,237         41,237           0            *

McMahon Securities Company, L.P.            $134,000          $134,000         2,762          2,762           0            *

Memphis Light Water & Gas
Retirement Fund(4)                        $1,245,000        $1,245,000        25,670         25,670           0            *

Merrill Lynch Pierce Fenner &
Smith Inc.(5)                             $2,440,000        $2,440,000        50,309         50,309           0            *

NALCO Chemical Retirement Trust(4)          $225,000          $225,000         4,639          4,639           0            *

New York Life Separate Account #7         $1,000,000        $1,000,000        20,618         20,618           0            *

Nicholas-Applegate Income &
Growth Fund                               $1,727,000        $1,727,000        35,608         35,608           0            *

Occidental College                          $134,000          $134,000         2,762          2,762           0            *

OCM Convertible Limited Partnership(3)      $200,000          $200,000         4,123          4,123           0            *

OCM Convertible Trust(3)                  $3,435,000        $3,435,000        70,824         70,824           0            *

Partner Reinsurance Company Ltd.            $225,000          $225,000         4,639          4,639           0            *

PRIM Board(5)                             $1,400,000        $1,400,000        28,865         28,865           0            *

Retirement Plan for Pilots of
Hawaiian Airlines Inc.(4)                   $100,000          $100,000         2,061          2,061           0            *

San Diego City Retirement                   $448,000          $448,000         9,237          9,237           0            *

San Diego County Convertible              $1,909,000        $1,909,000        39,360         39,360           0            *

SBC Warburg Dillon Read Inc.                $200,000          $200,000         4,123          4,123           0            *

SMM Company B.V.                          $1,900,000        $1,900,000        39,175         39,175           0            *

Societe Generale Securities
Corporation                               $5,000,000        $5,000,000       103,092        103,092           0            *

South Dakota Retirement Systems           $2,500,000        $2,500,000       112,846         51,546      61,300            *

Starvest Discretionary(4)                   $400,000          $400,000         8,247          8,247           0            *

State Employees Retirement Plan
of the State of Delaware(5)                 $465,000          $465,000         9,587          9,587           0            *

State of Connecticut Combined
Investment Funds                          $2,420,000        $2,420,000        49,896         49,896           0            *

State of Oregon Equity(4)                 $3,500,000        $3,500,000        72,164         72,164           0            *

State of Oregon/SAIF Corporation(4)       $3,500,000        $3,500,000        72,164         72,164           0            *

Summer Hill Global Partners L.P.             $60,000           $60,000         1,237          1,237           0            *

The TCW Group, Inc.                       $8,390,000        $8,390,000       172,989        172,989           0            *

Tennessee Consolidated Retirement
Systems                                   $2,500,000        $2,500,000        51,546         51,546           0            *

Thermo Electron Balanced Investment
Fund                                        $540,000          $540,000        11,134         11,134           0            *

Vanguard Convertible Securities
Fund, Inc.                                $1,755,000        $1,755,000        36,185         36,185           0            *

Wake Forest University                      $352,000          $352,000         7,257          7,257           0            *

Zeneca Holdings Pension Trust(5)            $375,000          $375,000         7,731          7,731           0            *


                                      S-2.

------------
*   Less than one percent.

(1) Includes Conversion Shares based on a conversion price of $48.50 per share and a cash payment in lieu of any fractional interest.

(2) Deutsche Morgan Grenfell, Inc. ("DMG") was lead placement agent in the offering of the Notes. Deutsche Bank New York ("DBNY") is the trustee for the Notes. DMG is an affiliate of DBNY, the trustee under the Indenture for the Notes.

(3) The amount of Convertible Notes owned by each Selling Securityholder as of January 9, 1997 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(4) The amount of Convertible Notes owned by each Selling Securityholder as of January 13, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(5) The amount of Convertible Notes owned by each Selling Securityholder as of January 23, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

    Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

    Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                                      S-3.